Exhibit 8.1
                               HUNTON & WILLIAMS LLP
                               RIVERFRONT PLAZA, EAST TOWER
                               951 EAST BYRD STREET
                              RICHMOND, VIRGINIA 23219-4074
                               TEL      804 • 788 • 8200
                               FAX      804 • 788 • 8218
April 16, 2007
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
First Potomac Realty Trust
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
          We have acted as tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on the date hereof, with respect to the resale from time-to-time of up to 3,460,687 common shares of beneficial interest, $0.001 par value per share, of the Company (the “Common Shares”) by selling shareholders named in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.
          The Company owns sixty-nine industrial and flex properties (the “Properties”) through the Operating Partnership. The Operating Partnership owns the Properties directly and through various subsidiary entities (collectively, the “Subsidiary Entities”). A subsidiary of the Operating Partnership, First Potomac Management, LLC, a Delaware limited liability company (“FPM Management”), operates all of the Properties.
          In giving this opinion letter, we have examined the following:

First Potomac Realty Trust
April 16, 2007

1.	the Company’s Articles of Amendment and Restatement, filed on September 26, 2003, with the Department of Assessment and Taxation of the State of Maryland (the “Articles of Incorporation”);

2.	the Company’s Bylaws;

3.	the Company’s Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”) dated as of September 15, 2003

4.	the operating and partnership agreements governing the Subsidiary Entities that are limited liability companies or partnerships with two or more members or partners (the “Subsidiary Partnership Agreements”);

5.	the Registration Statement and the prospectus (the “Prospectus”) filed as a part of the Registration Statement;

6.	the taxable REIT subsidiary election for First Potomac TRS Holdings, Inc. (“TRS Holdings”); and

7.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2007 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

3.	the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

First Potomac Realty Trust
April 16, 2007

4.	no action will be taken by the Company, the Operating Partnership, the Subsidiary Entities, FPM Management, or TRS Holdings after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
          In connection with the opinion rendered below, we also assumed the correctness of the representations contained in the Officer’s Certificate. We are not aware of any facts that are inconsistent with the representations in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.
          Based on the assumptions set forth above and the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
     (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2003 through December 31, 2006, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2007, and in the future; and
     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Shares.
          We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.

First Potomac Realty Trust
April 16, 2007

The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Other Matters—Legal” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP